Exhibit 99.2

Tenet Announces Pricing of Its Private Offering

of Senior Notes due 2020

DALLAS – August 3, 2010 – Tenet Healthcare Corporation (NYSE: THC) announced today the pricing of its previously announced private offering of unsecured senior notes maturing in 2020. A total of $600 million aggregate principal amount of notes, which will bear interest at a rate of 8% per annum, will be issued. The notes will be senior unsecured obligations of Tenet that will rank equally with Tenet’s other existing and future senior unsecured indebtedness, will rank senior to Tenet’s existing and future subordinated indebtedness and will be effectively subordinated to any existing and future secured indebtedness of Tenet to the extent of the value of the collateral securing such secured indebtedness. The proceeds from the offering will be used to pay for a portion of the purchase price for the repurchase of Tenet’s 7.375% senior notes due 2013 pursuant to the tender offer announced earlier today. Tenet will use any remaining net proceeds for repurchases of its outstanding senior notes through publicly or privately negotiated transactions.

The notes offered in the private placement have not been registered under the Securities Act of 1933 or any state securities laws. As a result, they may not be offered or sold in the United States or to any U.S. persons, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the notes are being offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. A confidential offering memorandum, dated today, has been made available to such eligible persons. The offering is being conducted in accordance with the terms and subject to the conditions set forth in the offering memorandum.

This news release is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

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Media:

Rick Black (469) 893-2647

Rick.Black@tenethealth.com

Investors:

Thomas Rice (469) 893-2522

Thomas.Rice@tenethealth.com

Some of the statements in this release may constitute forward-looking statements. Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2009, our quarterly reports on Form 10-Q and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

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